                                                                     EXHIBIT 5.2

                              [PMRW LLP LETTERHEAD]

                               September 25, 2000




EQUITY RESIDENTIAL PROPERTIES TRUST
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

                       REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We serve as special Maryland counsel to Equity Residential Properties Trust, a Maryland real estate investment trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a joint Registration Statement of ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), and the Trust on Form S-4 (Registration No. 333-44576) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the issuance by ERP of up to 1,807,904 units (the "OP Units") of limited partnership interests (the "Partnership Interests") and the issuance by the Trust from time to time of up to 1,807,904 common shares (the "Common Shares") of beneficial interest, par value $.01 per share, of the Trust. This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The OP Units are being issued by ERP in connection with a merger transaction involving Grove Operating, L.P., a Delaware limited partnership ("Grove L.P."), pursuant to the Merger Agreement (defined below). The Common Shares have been or may be issued by the Trust from time to time upon the exchange of the OP Units pursuant to the Partnership Agreement (defined below).

     In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a) The Declaration of Trust of the Trust, as amended, supplemented, corrected, and restated to date (the "Declaration of Trust") certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT");

          (b) The By-Laws of the Trust, as amended and restated and in effect on the date hereof;

                                             EQUITY RESIDENTIAL PROPERTIES TRUST
                                                              September 25, 2000
                                                                          Page 2

          (c) The Agreement of Limited Partnership of ERP, as amended and restated and in effect on the date hereof (the "Partnership Agreement");

          (d) The Agreement and Plan of Merger dated July 17, 2000, by and among Grove Property Trust, a Maryland real estate investment trust, Grove L.P. and ERP (the "Merger Agreement").

          (e) The minutes of proceedings of the Board of Trustees of the Trust or committees thereof relating to (i) its organization and (ii) the authorization of the issuance of the Common Shares, and the transactions contemplated thereby;

          (f) A short-form Good Standing Certificate for the Trust, dated a recent date, issued by the MSDAT;

          (g) An Officer's Certificate (the "Certificate") of the Trust, dated the date hereof, as to certain factual matters; and

          (h) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the 1,807,904 Common Shares to be issued upon exchange of the 1,807,904 OP Units have been duly authorized and, upon exchange of the OP Units

                                             EQUITY RESIDENTIAL PROPERTIES TRUST
                                                              September 25, 2000
                                                                          Page 3




which may be exchanged therefor in accordance with their terms and issuance and delivery of certificates representing such Common Shares, will be validly issued, fully paid, and non-assessable.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We assume that the Common Shares will not be issued in excess of the number of shares of such class authorized by the Trust's Declaration of Trust and will not cause any person to violate the Ownership Limit or Excepted Holder Limit, as defined in Section 7.1 of the Declaration of Trust (or the ownership restrictions provided in Sections 13.5.3 or 13.6.F of the Declaration of Trust) (without an appropriate waiver being granted with respect thereto) by any individual, corporation, partnership, estate, trust, association, private foundation, joint stock company, group, or other entity or person. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. To the extent that any documents referred to herein are governed by the law of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

                                          Very truly yours,


                                          /s/ Piper Marbury Rudnick & Wolfe LLP